EXHIBIT 10.25

Apogee Enterprises, Inc.

Non-Employee Director Charitable Matching Contribution Program

As approved by the Board of Directors October 7, 2004

Believing that it is in the interest of Apogee Enterprises, Inc. and its shareholders that the company be actively involved in and supportive of various charitable activities and that outside Directors can serve as useful ambassadors of the company, the following guidelines are hereby adopted as the policy of the company.

1)	General Policy. The company shall, in accordance with and subject to these guidelines, promptly make contributions from its general assets to eligible charitable organizations that match, dollar for dollar, the contributions made by eligible directors.

2)	Eligible Directors. The directors that are eligible directors under this program are those directors who are not employees of the company (i.e., “outside directors”) who are selected for this program by the Board from time to time. The Board may from time to time and at any time, with or without prior notice, select and de-select outside directors to be eligible directors for this program.

3)	Eligible Charities. The eligible charities for the purposes of this program are generally those that are cultural, educational, social, medical or health related, and have demonstrated to the satisfaction of the company that they are exempt from federal income tax under IRC §501(c)(3) and qualify as charities to which individuals may make deductible contributions under IRC §170(c)(2). The following shall not be eligible charities notwithstanding that they satisfy the forgoing requirements:

a)	organizations which the Chair of the Nominating and Corporate Governance Committee of the Board has determined, from time to time, has purposes that are not consistent with the values of the company,

b)	religious organization and their affiliates except secondary schools and colleges,

c)	individuals or private foundations,

d)	national fundraising campaigns, ticket sales, fundraising dinners, golf tournaments and other similar activities,

e)	voter registration drives or attempts to influence legislation or the outcome of any specific public election,

f)	any entity or organization if the contribution would be in satisfaction if any eligible director’s formal or informal, express or implied, pledge or similar commitment, or

g)	any entity or organization if the effect of the contribution would be to enhance member benefits for a contributing eligible director.

The company shall have the right to inquire, directly and indirectly, from time to time and as frequently as necessary as to whether a particular entity satisfies these requirements and, in any case of doubt, shall determine that the entity is not an eligible charity. The General Counsel of the company shall make this determination for the company (except when the contribution to be matched is a contribution of the General Counsel and when that is the case, the Chief Executive Officer shall make the determination). No charity shall be a third party beneficiary under these guidelines. No charity shall have an enforceable right to require any matching contribution.

4)	Maximum Matching Amount. The maximum amount for any program year shall be fixed by the Board from time to time and may be changed by the Board with or without prior notice. Until changed by the Board, the program year shall be the calendar year beginning with calendar year 2004 and the maximum amount shall be $2,000 per eligible director per program year. In no event shall a contribution be made unless the contribution is deductible by the company for federal income tax purposes.

5)	Payment of Company Matching Contributions. The company shall match, dollar for dollar, contributions made by eligible directors to eligible charities as soon as may be practicable after the eligible director furnishes adequate documentation that a contribution has been made to the eligible charity by the eligible director. The deadline for furnishing such documentation for a program year shall be March 15 of the calendar year following a given program year.

6)	Administration. The General Counsel (or such person as the General Counsel may from time to time designate) shall be responsible for adherence to these guidelines, for making such determinations as may be necessary, for remitting payment to eligible charities, for taking such other actions as the General Counsel determines to be appropriate to carry the program into full force and effect. From time to time, the General Counsel shall recommend such changes or improvements in these guidelines to the Board as the General Counsel may determine to be appropriate. The Board may, in its discretion, modify or revoke these guidelines in whole or in part from time to time and at any time, either retroactively or prospectively.